Exhibit (c)(6)
 Project Green Discussion Materials  December 18, 2024

 Disclaimer and Confidentiality Statement  Lincoln International LLC (“Lincoln”, “us”, or “we”) has been retained by the special committee (the “Special Committee”) of the board of directors (the “Board”) of NeueHealth, Inc.  (collectively with its subsidiaries and affiliates, the “Company”) to act as its financial advisor in connection with a possible Transaction (as defined herein).  These discussion materials (the “Materials”) were provided to, and solely for the information of, the Special Committee by Lincoln in connection with its consideration of a Transaction. The Materials are incomplete without reference to and should be considered in conjunction with any supplemental information provided by and discussions held with Lincoln in connection therewith.  Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere. The Materials are for discussion purposes only.  Lincoln expressly disclaims any and all liability which may be based on these Materials and any errors therein or omissions therefrom.  The Materials were prepared for specific persons familiar with the business and affairs of the Company and the Special Committee for use in a specific context and were not prepared with a view toward public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Special Committee, Company, or Lincoln takes any responsibility for the use of the Materials by persons other than the Special Committee. The Materials are being provided on a confidential basis solely for the information of the Special Committee, other than as described in the engagement letter between Lincoln and the Company, dated July 31, 2024, and may not be disclosed, summarized, reproduced, disseminated, quoted, or otherwise referred to, in whole or in part, without Lincoln’s express prior written consent.  The Materials are necessarily based on financial, economic, market, and other conditions as in effect on, and the information available to Lincoln as of, the date of the Materials. Although subsequent developments may affect the contents of the Materials, Lincoln has not undertaken, and is under no obligation, to update, revise, or reaffirm the Materials. The Materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required to do so. The Materials do not address the underlying business decision of the Special Committee, the Company or any other party to approve, make any elections with respect to, proceed with or effect the Transaction. The Materials do not constitute an opinion, nor do the Materials or any opinion rendered by Lincoln constitute a recommendation to the Special Committee, the Company, any security holder of the Company, or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise..  The Materials may not reflect information known to other professionals in other business areas of Lincoln and its affiliates.  The preparation of the Materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented. Furthermore, Lincoln did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the Materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The Materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market, financial conditions, and other matters, many of which are beyond the control of the participants in the Transaction.  Any estimates of value contained in the Materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable.  Any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses, or securities may actually be sold.  2

 Disclaimer and Confidentiality Statement (cont’d)  The Materials do not constitute a fairness opinion, solvency opinion, valuation opinion, credit rating, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. The Materials do not address any other terms, aspects, or implications of the Transaction, or any agreements, arrangements, or understandings entered into in connection with the Transaction or otherwise. Furthermore, the Materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the Materials, Lincoln has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of the Company or any other party. No company utilized in our selected public companies analysis is directly comparable to the Company.  Except as otherwise noted in the Materials, all budgets, projections, estimates, financial analyses, reports, and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the Materials have been prepared by the Company or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the Company (“Management”) and/or which Management has reviewed and found reasonable. Any budgets, projections and estimates contained in the Materials may or may not be achieved and differences between projected results and those actually achieved may be material. Lincoln has relied upon representations made by the Company that any budgets, projections or estimates contained herein have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Management (or, with respect to information obtained from public sources, represent reasonable estimates), and Lincoln expresses no opinion with respect to such budgets, projections, or estimates or the assumptions on which they are based.  Lincoln has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Lincoln has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent information, financial or otherwise, provided to, discussed with or reviewed by Lincoln that would be material to its analyses, and that the final forms of any draft documents reviewed by Lincoln will not differ in any material respect from such draft documents.  The Materials do not constitute a commitment by Lincoln or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services.  Lincoln provides mergers and acquisitions, restructuring, and other advisory services to clients, which may in the future include one or more interested parties to the Transaction (each an “Interested Party”), for which services Lincoln may receive compensation. As of the date hereof, Lincoln has not provided and is not currently providing any other services to the Company or New Enterprise Associates, Inc. and its affiliated funds (“NEA”). Although Lincoln may in the future acquire information about one or more Interested Party or the Transaction, or that otherwise may be of interest to the Company or the Special Committee, Lincoln shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Lincoln is in possession of such information, to the Company or the Special Committee or to use such information on the Company’s or the Special Committee’s behalf.  Lincoln and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to the Company, for which we and our affiliates would expect to receive compensation. In the prior two years, Lincoln has not received any fees from the Company or NEA.  THESE MATERIALS ARE NOT INTENDED TO REPRESENT NOR DO THEY REPRESENT AN OPINION BY LINCOLN.  3

 Table of Contents  Section 1  Executive Summary  5  Section 2  Valuation Analysis  10  Appendix A  Supplemental Analysis and Detail  18

 Executive Summary  Section 1

 Executive Summary  Engagement Overview and Transaction  Engagement Overview  The Special Committee has requested that Lincoln render an opinion (the “Opinion”) as to whether the Per Share Merger Consideration (as defined below) to be received in the Merger (as defined in the Merger Agreement, as defined herein) by the Public Stockholders (as defined in the Merger Agreement) in respect of the shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) held thereby, other than any Excluded Shares (as defined in the Merger Agreement) and any Dissenting Shares (as defined in the Merger Agreement), is fair, from a financial point of view, to the Public Stockholders.  Transaction  We understand that the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with NH Holdings 2025, Inc., a Delaware corporation ("Parent"), and NH Holdings Acquisition 2025, Inc, a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (which transaction constitutes the Merger), with the Company surviving the Merger. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.  As more fully described in the Merger Agreement, Lincoln understands that, pursuant to the Merger Agreement, as a result of the Merger, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than any Excluded Shares and any Dissenting Shares) shall automatically be converted into the right to receive an amount in cash equal to $7.33, without interest (the “Per Share Merger Consideration”).  Further, in connection with the Merger and as more fully described in the Merger Agreement, (i) certain stockholders of the Company will roll over their shares of capital stock of the Company pursuant to the Rollover Agreements to be entered into with Ultimate Parent in exchange for certain equity interests of Ultimate Parent; and (ii) certain investors will agree to provide equity financing pursuant to the Equity Commitment Letter and to guarantee the payment of the liabilities and obligations of Parent and Merger Sub under the Merger Agreement pursuant to the Limited Guaranty.  6

 $0.98  $1.98  $0.00  $3.90  $5.17  $0.00  $2.00  $4.00  $6.00  $8.00  $10.00  Executive Summary  Valuation Analysis Summary  Key Valuation Metrics  WACC range of 23.0% to 25.0%  Terminal Growth Rate of 7.50%  Terminal Adjusted EBITDA Margin of 7.50%  13.0x to 15.0x 2025P EBITDA  of $75 million  5.5x to 6.5x 2026P EBITDA  of $179 million  Liquidation Preference of Series A and Series B Preferred Stock exceeds Aggregate Equity Value  Methodology  Discounted Cash Flow  Analysis  Selected Public Companies Analysis  Intrinsic Value  Estimated Value Per Share of Company Common Stock  Per Share Merger Consideration  $7.33  Note: Above figures from financial projections were provided by Management  7

Executive Summary

Valuation Analysis Summary

Valuation Analysis Summary

($ in millions)

	DCF Analysis			Selected Public Companies Analysis		
	Low		High	Low		High
Indicated Enterprise Value Range (Before NOLs, Rounded)	$1,060	-	$1,195	$985	-	$1,150
Present Value of NOL Tax Benefits (1)	170	-	185	170	-	185
Concluded Enterprise Value Range	**$1,230**	**-**	**$1,380**	**$1,155**	**-**	**$1,335**
Cash and Cash Equivalents (2) (3)	80	-	80	80	-	80
Short-Term Investments (2)	9	-	9	9	-	9
NEA Term Loan (2)	(99)	-	(99)	(99)	-	(99)
Hercules Term Loan (2)	(30)	-	(30)	(30)	-	(30)
RRD Healthcare, LLC Note (4)	(64)	-	(64)	(64)	-	(64)
P-Unit Liability (5)	(8)	-	(8)	(8)	-	(8)
Expected Remaining Net Proceeds from Molina (6)	110	-	110	110	-	110
CMS Settlement Payment (7)	(215)	-	(215)	(215)	-	(215)
DCE Deficit Adjustment (8)	(47)	-	(47)	(47)	-	(47)
Other Items (9)	(14)	-	(14)	(14)	-	(14)
Estimated Value of PMA Noncontrolling Interest (10)	(102)	-	(116)	(102)	-	(116)
Equity Value Available to Holders of Preferred Stock and Company Common Stock	$849	-	$986	$774	-	$941

Implied Concluded Enterprise Value Multiples (Including NOL Tax Benefits)

2025P EBITDA	$75	16.3x	-	18.3x	15.3x	-	17.7x
2026P EBITDA	179	6.9x	-	7.7x	6.4x	-	7.5x
2024E Revenue	940	1.31x	-	1.47x	1.23x	-	1.42x

LINCOLN INTERNATIONAL

Source: Company Management
(1) Present value of estimated tax savings related to $2.6 billion in federal NOLs and $3.7 billion in state NOLs
(2) As of September 30, 2024
(3) Pro forma for $30 million payment to acquire remaining interest in Centrum (the "Centrum Transaction")
(4) Note associated with the Centrum Transaction
(5) Owed to Centrum P-Unit holders
(6) $100 million projected to be received in November 2024. $10 million projected to be received in June 2025
(7) Present value of projected March 2025 and September 2026 settlement payment to CMS net of statutory capital and surplus
(8) Primarily reflects obligations resulting from Babylon Health's bankruptcy
(9) Includes various non-operating assets, non-operating liabilities and one-time items
(10) Present value of projected after-tax income attributable to PMA noncontrolling interest

8

Executive Summary

Valuation Analysis Summary – Company Common Stock

- The intrinsic value calculation below allocates the equity value available to holders of preferred stock and Company Common Stock, first to the Series A Preferred Stock and Series B Preferred Stock, on a pari passu basis, and second to the Company Common Stock, after the liquidation preference of the Series A Preferred Stock and Series B Preferred Stock is satisfied. This calculation results in zero value to Company Common Stock.
- Further, Lincoln allocated equity value using an option pricing methodology which ascribes option value to the Company Common Stock despite its intrinsic value of zero. This methodology is more fully explained on page 12.

Valuation Analysis Summary

($ in millions, except per share values)

		DCF Analysis			Selected Public Companies Analysis		
		Low		High	Low		High
Intrinsic Value Calculation							
Equity Value Available to Holders of Preferred Stock and Company Common Stock		$849	-	$986	$774	-	$941
	Liquidation Preference (1)						
Series A Preferred Stock	$859	($694)	-	($805)	($633)	-	($768)
Series B Preferred Stock	193	(156)	-	(181)	(142)	-	(172)
Total Preferred Stock	1,052	(849)	-	(986)	(774)	-	(941)
Company Common Stock		**$0**	**-**	**$0**	**$0**	**-**	**$0**
Allocation of Equity Value - Option Pricing Model							
Equity Value Available to Holders of Preferred Stock and Company Common Stock		$849	-	$986	$774	-	$941
Value of Company Common Stock		$29	-	$75	$14	-	$56
Fully Diluted Shares Outstanding (2)		14,434,241	-	14,434,241	14,434,241	-	14,434,241
Company Common Stock Per Share Value		**$1.98**	**-**	**$5.17**	**$0.98**	**-**	**$3.90**

(1) As of September 30, 2024

(2) Provided by Management. See Appendix A for detail

LINCOLN INTERNATIONAL

9

 Valuation Analysis  Section 2

 Lincoln performed a valuation of (i) the Company on an enterprise value basis and (ii) the Company Common Stock on a per share basis. Lincoln estimated ranges of enterprise values for the Company using each of the following valuation approaches described below assuming the Company would continue to operate as a public company:  Methodology Explanation  Key Updates since August 1, 2024  Discounted Cash Flow Analysis (“DCF”)  (Income Approach)  Present value of projected unlevered free cash flows discounted at a rate commensurate with risk  Key inputs include the budget and financial projections for the Company for the years ending December 31, 2024 through December 31, 2027, provided to us by management of the Company (the “Management Projections”), discount rate, and terminal value assumptions  Captures value associated with long-term cash flow generating ability of the Company  Pro forma for taxes assuming no utilization of historical and future net operating losses (“NOLs”) and therefore excludes value of NOL tax savings, which are separately valued  Utilized updated Management Projections which included revised view of stock-based compensation expense  Market Approach  Selected Public Companies Analysis  ‒ “Public market valuation”  ‒ Value based on market trading multiples of selected public companies using comparisons of various attributes including: relative size, historical and projected growth and profitability, capital intensity, geographic presence, customer mix, payor mix, and other financial performance metrics.  Lincoln did not consider a M&A Transactions Analysis due to the following:  ‒ Lack of relevant recent transactions;  ‒ Historical transactions generally involved strategic acquirers resulting in implied valuation multiples inclusive of synergies  ‒ Valuation multiple for M&A transactions reflects premium for control;  ‒ Generally computed based on historical financial performance (i.e., LTM EBITDA), which is not meaningful for the Company;  Higher 2026P EBITDA given the revision of stock-based compensation expense to the Management Projections  Median 2026P EBITDA multiple of the selected public companies declined from 8.1x to 6.9x resulting in a 0.5x lower selected range on 2026P EBITDA  Selected 2025P EBITDA multiples (previously did not select)  Valuation Analysis  Methodology  11

 Valuation Analysis  Methodology (continued)  Lincoln then estimated ranges of aggregate equity value (“Aggregate Equity Value”) available to the holders of Company Common Stock and the Company’s Series A Preferred Stock and Series B Preferred Stock (the “Preferred Stock”) by adjusting the estimated enterprise value ranges for cash and cash equivalents, non-operating assets, debt and debt-like items, non-operating liabilities and the estimated value of noncontrolling interests.  Given that the aggregate liquidation preference of the Preferred Stock exceeds Lincoln’s estimated ranges of Aggregate Equity Value, Lincoln estimated the value of the Company Common Stock using an option pricing model (“OPM”). This valuation methodology is based on the principles of option pricing theory, whereby the Series A Preferred Stock, Series B Preferred Stock and Company Common Stock are each modeled as call options with a unique claim on the estimated ranges of Aggregate Equity Value. The rights and economic characteristics of each security define these claims. The resulting option claims, in combination, depict the sharing of proceeds between different securities upon a liquidity event. The result is an allocation of the aggregate equity value to each class of security. The effect in this case is an allocation of positive value to the Company Common Stock which represents “option value” despite the Company Common Stock having zero intrinsic value.  The key inputs of OPM include: (i) initial value of an underlying asset; (ii) exercise price; (iii) volatility; (iv) time to expiration; and (v) risk free rate. Lincoln utilized a term of approximately 0.24 years based on March 15, 2025, the current due date of the CMS settlement obligation, which could trigger a recapitalization or liquidity event. Lincoln selected a levered equity volatility of 55% which was based on its review of unlevered volatiles of the selected public companies which were re-levered based on the Company’s current capital structure.  Lincoln divided the resulting Company Common Stock value ranges by fully diluted shares outstanding to derive per share value ranges of the Company Common Stock.  Additionally, Lincoln calculated the intrinsic value of the Company Common Stock to be $0.  12

Valuation Analysis

DCF Analysis - Summary

Discounted Cash Flow Analysis Summary

($ in millions)

FY Ending December 31,	2023A	2024E	2025P	2026P	2027P	Normalized Terminal (1)
		Management Projections				
Total Revenue	$1,161	$940	$1,719	$2,712	$3,659	$3,659
% Growth	*54.5%*	*(19.0%)*	*82.8%*	*57.7%*	*34.9%*	
Adjusted EBITDA Excl. SBC	($8)	$27	$87	$193	$332	
Share-based Compensation ("SBC") Expense	(84)	(72)	(12)	(14)	(16)	
Adjusted EBITDA	($92)	($45)	$75	$179	$317	$274
% Margin	*(7.9%)*	*(4.8%)*	*4.4%*	*6.6%*	*8.7%*	*7.5%*
% Growth	*NMF*	*NMF*	*NMF*	*137.6%*	*76.7%*	

	10/24 - 12/24	2025P	2026P	2027P	Normalized Terminal (1)
Adjusted EBITDA (2)	$7	$75	$179	$317	$274
Pro Forma Taxes @ 23.5%	(2)	(18)	(42)	(74)	(64)
NOPAT (Before D&A Tax Benefits)	$5	$58	$137	$242	$210
Capital Expenditures	($1)	$0	$0	$0	$0
Other Operating Cash Flows (3)	9	(0)	(1)	(1)	(1)
(Increase) Decrease in Net Working Capital	0	0	0	0	0
Unlevered Free Cash Flow (Before D&A Tax Benefits)	$13	$57	$136	$241	$209
% Growth		*NA*	*137.0%*	*77.2%*	

Enterprise Value	Low		High
Weighted Average Cost of Capital (WACC)	25.00%	-	23.00%
Terminal Growth Rate (TGR)	7.50%	-	7.50%
Present Value of Discrete Cash Flows	$297	-	$306
Present Value of Terminal Value	728	-	856
Present Value of D&A Tax Benefits (4)	33	-	35
Indicated Enterprise Value (Rounded)	**$1,060**	**-**	**$1,195**

Implied Enterprise Value Multiples				
2025P EBITDA	$75	14.1x	-	15.8x
2026P EBITDA	179	5.9x	-	6.7x
2024E Revenue	940	1.13x	-	1.27x

Note: 2025P to 2027P pro forma share-based compensation expense provided by Management
Source: Management Projections
(1) Normalizes Adjusted EBITDA and Adjusted EBITDA margin based on input from Management
(2) Q4 2024 Adjusted EBITDA includes normalized stock-based compensation expense estimate of approximately $3 million
(3) Includes financial guarantees and annual bonus payments
(4) The tax benefits associated with depreciation and amortization ("D&A") expense were valued separately based on annual tax-deductible D&A expense of $31.5 million from 2024 to 2034, $30.2 million in 2035, $21.4 million in 2036, and $14.5 million in 2037 and 2038 resulting in the full D&A of the Company's existing tax basis of fixed assets, goodwill and intangible assets. No future incremental D&A expense is assumed to be generated as the Management Projections assume approximately $0 of projected capital expenditures and intangible asset capitalization.

LINCOLN INTERNATIONAL

13

Valuation Analysis

Selected Public Companies Analysis – Summary

- Lincoln considered public companies that operate as managed care organizations ("MCOs") and value-based care providers ("VBCs").
- Lincoln's selected multiples for the Company were based on a comparative analysis that considered, among other things, certain quantitative and qualitative factors including the following: relative size, historical and projected growth and profitability, capital intensity, geographic presence, customer mix, payor mix, and other financial performance metrics.
- Considering the factors above, Lincoln selected a multiple range of 13.0x to 15.0x 2025P EBITDA and 5.5x to 6.5x 2026P EBITDA.

Selected Public Companies Analysis Summary

($ in millions)

	Selected Public Companies						Selected Multiples			Financial	Enterprise Value		
				Median									
Enterprise Value Multiple	Low	-	High	MCO	VBC	Consolidated	Low	-	High	Statistic	Low	-	High
2025P EBITDA	5.8x	-	52.1x	6.7x	21.8x	7.1x	13.0x	-	15.0x	$75	$980	-	$1,131
2026P EBITDA	3.5x	-	36.1x	6.3x	10.7x	6.9x	5.5x	-	6.5x	$179	$985	-	$1,164
							Indicated Enterprise Value Range (Rounded)				$985	-	$1,150

Implied Enterprise Value Multiples

2025P EBITDA	5.8x	-	52.1x	6.7x	21.8x	7.1x	$75	13.1x	-	15.3x
2026P EBITDA	3.5x	-	36.1x	6.3x	10.7x	6.9x	179	5.5x	-	6.4x
2024E Revenue	0.09x	-	1.38x	0.40x	0.74x	0.44x	940	1.05x	-	1.22x

None of the selected public companies is identical to the Company.
Lincoln does not have access to non-public information regarding those companies.

Source: S&P Capital IQ, company filings, Management Projections

LINCOLN INTERNATIONAL

14

Valuation Analysis

Selected Public Companies – Financial Metrics

Selected Public Companies Analysis - Financial Metrics | **Data Updated Through: December 17, 2024**

($ in millions)

	2023A Financial Statistics		Revenue Growth				EBITDA Growth (1)			
Company Name	**Revenue**	**EBITDA (2)**	**2023A**	**2024E**	**2025P**	**2026P**	**2023A**	**2024E**	**2025P**	**2026P**
MCOs										
Alignment Healthcare, Inc.	$1,824	($102)	27.2%	46.8%	28.7%	22.8%	(32.2%)	96.5%	NMF	85.3%
Centene Corporation	153,999	5,845	6.5%	4.8%	3.9%	2.5%	8.2%	(27.6%)	6.0%	6.6%
Clover Health Investments, Corp.	2,034	(186)	(41.5%)	(32.1%)	15.1%	18.1%	84.6%	NMF	(30.7%)	92.0%
Elevance Health, Inc.	170,209	12,118	9.3%	2.9%	7.2%	7.1%	10.8%	(0.7%)	3.9%	11.4%
Humana Inc.	106,374	5,712	14.5%	9.9%	1.6%	0.7%	4.7%	(30.8%)	4.2%	(8.3%)
Molina Healthcare, Inc.	33,003	1,751	6.1%	22.4%	7.4%	8.6%	9.0%	17.3%	9.8%	11.5%
Oscar Health, Inc.	5,863	(205)	47.9%	57.9%	26.3%	2.4%	90.2%	NMF	86.5%	38.2%
The Cigna Group	195,322	11,980	8.1%	24.9%	3.3%	5.3%	3.7%	10.2%	6.3%	6.7%
UnitedHealth Group Incorporated	371,622	36,330	14.6%	8.0%	9.3%	7.7%	14.1%	5.4%	10.5%	10.7%
Mean - MCOs	**$115,583**	**$8,138**	**10.3%**	**16.2%**	**11.4%**	**8.3%**	**21.5%**	**10.1%**	**12.1%**	**28.2%**
Median - MCOs	**106,374**	**5,712**	**9.3%**	**9.9%**	**7.4%**	**7.1%**	**9.0%**	**5.4%**	**8.2%**	**11.4%**
VBCs										
agilon health, inc.	$4,316	($164)	80.7%	40.3%	9.8%	16.0%	(108.9%)	(55.3%)	44.5%	81.5%
Astrana Health, Inc.	1,387	125	21.2%	43.3%	34.3%	24.2%	4.7%	16.3%	23.7%	24.6%
InnovAge Holding Corp.	688	(8)	(1.5%)	12.1%	10.1%	12.1%	NMF	107.0%	57.4%	83.1%
P3 Health Partners Inc.	1,266	(91)	20.7%	19.1%	0.8%	29.6%	33.2%	(49.1%)	59.4%	39.9%
Privia Health Group, Inc.	1,658	35	22.2%	2.3%	11.5%	12.7%	18.7%	23.5%	19.4%	19.9%
Mean - VBCs	**$1,863**	**($21)**	**28.7%**	**23.4%**	**13.3%**	**18.9%**	**(13.1%)**	**8.5%**	**40.9%**	**49.8%**
Median - VBCs	**1,387**	**(8)**	**21.2%**	**19.1%**	**10.1%**	**16.0%**	**11.7%**	**16.3%**	**44.5%**	**39.9%**
Mean - Consolidated	**$74,969**	**$5,224**	**16.9%**	**18.8%**	**12.1%**	**12.1%**	**10.8%**	**9.4%**	**23.2%**	**35.9%**
Median - Consolidated	**5,090**	**80**	**14.6%**	**15.6%**	**9.6%**	**10.3%**	**9.0%**	**7.8%**	**10.5%**	**22.3%**
NeueHealth, Inc. (2)	**$1,161**	**($92)**	**54.5%**	**(19.0%)**	**82.8%**	**57.7%**	**88.7%**	**NMF**	**227.1%**	**120.5%**

Source: S&P Capital IQ, company filings, Management Projections
(1) EBITDA growth metrics based on EBITDA excluding share-based compensation expense
(2) EBITDA including share-based compensation expense
(3) 2024E to 2026P based on Management Projections

LINCOLN INTERNATIONAL

15

Valuation Analysis

Selected Public Companies – Financial Metrics (continued)

Selected Public Companies Analysis - Financial Metrics | **Data Updated Through: December 17, 2024**

($ in millions)

	EBITDA Margin (1)			
Company Name	**2023A**	**2024E**	**2025P**	**2026P**
MCOs				
Alignment Healthcare, Inc.	(5.6%)	(2.9%)	(1.6%)	(0.9%)
Centene Corporation	3.8%	2.6%	2.7%	2.8%
Clover Health Investments, Corp.	(9.1%)	(2.7%)	(4.4%)	(2.8%)
Elevance Health, Inc.	7.1%	6.9%	6.7%	6.9%
Humana Inc.	5.4%	3.4%	3.5%	3.2%
Molina Healthcare, Inc.	5.3%	5.1%	5.2%	5.3%
Oscar Health, Inc.	(3.5%)	0.9%	1.9%	3.1%
The Cigna Group	6.1%	5.4%	5.6%	5.6%
UnitedHealth Group Incorporated	9.8%	9.5%	9.7%	9.9%
Mean - MCOs	**2.1%**	**3.1%**	**3.2%**	**3.7%**
Median - MCOs	**5.3%**	**3.4%**	**3.5%**	**3.2%**
VBCs				
agilon health, inc.	(3.8%)	(3.6%)	(2.5%)	(1.4%)
Astrana Health, Inc.	9.0%	7.2%	6.7%	6.8%
InnovAge Holding Corp.	(1.2%)	1.9%	3.1%	5.6%
P3 Health Partners Inc.	(7.2%)	(8.9%)	(3.9%)	(2.0%)
Privia Health Group, Inc.	2.1%	1.9%	2.4%	3.0%
Mean - VBCs	**(0.2%)**	**(0.3%)**	**1.2%**	**2.4%**
Median - VBCs	**(1.2%)**	**1.9%**	**2.4%**	**3.0%**
Mean - Consolidated	**1.3%**	**1.9%**	**2.5%**	**3.2%**
Median - Consolidated	**3.0%**	**2.3%**	**2.9%**	**3.1%**
NeueHealth, Inc. (2)	**(7.9%)**	**(4.8%)**	**4.4%**	**6.6%**

Source: S&P Capital IQ, company filings, Management Projections
(1) EBITDA including share-based compensation expense
(2) 2024E to 2026P based on Management Projections

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Valuation Analysis

Selected Public Companies – Valuation Multiples

Selected Public Companies Analysis - Valuation Multiples — **Data Updated Through: December 17, 2024**

($ in millions, except per share amounts)

					EV as a Multiple of (1)			
Company Name	**Stock Price as of 12/17/24**	**% of 52 Week High**	**Market Capitalization**	**Enterprise Value**	**2024 EBITDA**	**2025 EBITDA**	**2026 EBITDA**	**2024 Revenue**
MCOs								
Alignment Healthcare, Inc.	$10.83	76.0%	$2,312	$2,260	NMF	NMF	NMF	0.84x
Centene Corporation	57.81	71.0%	29,618	30,151	7.1x	6.7x	6.3x	0.19x
Clover Health Investments, Corp.	3.21	68.2%	1,875	1,570	NMF	NMF	NMF	1.14x
Elevance Health, Inc.	366.30	64.6%	85,334	83,701	7.0x	6.7x	6.0x	0.48x
Humana Inc.	233.89	49.2%	28,339	29,998	7.6x	7.3x	7.9x	0.26x
Molina Healthcare, Inc.	291.78	68.8%	16,966	14,467	7.0x	6.4x	5.8x	0.36x
Oscar Health, Inc.	13.50	56.7%	3,840	1,299	15.6x	5.8x	3.5x	0.14x
The Cigna Group	265.59	71.6%	74,855	97,314	7.4x	6.9x	6.5x	0.40x
UnitedHealth Group Incorporated	485.52	77.0%	452,234	492,841	12.9x	11.6x	10.5x	1.23x
Mean - MCOs		**67.0%**	**$77,264**	**$83,733**	**9.2x**	**7.4x**	**6.6x**	**0.56x**
Median - MCOs		**68.8%**	**28,339**	**29,998**	**7.4x**	**6.7x**	**6.3x**	**0.40x**
VBCs								
agilon health, inc.	$2.00	14.9%	$844	$535	NMF	NMF	NMF	0.09x
Astrana Health, Inc.	35.52	56.2%	1,745	1,627	11.4x	9.2x	7.3x	0.82x
InnovAge Holding Corp.	4.08	61.0%	579	597	39.3x	21.8x	10.7x	0.74x
P3 Health Partners Inc.	0.19	10.9%	71	153	NMF	NMF	NMF	0.10x
Privia Health Group, Inc.	20.79	85.6%	2,712	2,337	71.5x	52.1x	36.1x	1.38x
Mean - VBCs		**45.7%**	**$1,190**	**$1,050**	**40.7x**	**27.7x**	**18.0x**	**0.63x**
Median - VBCs		**56.2%**	**844**	**597**	**39.3x**	**21.8x**	**10.7x**	**0.74x**
Mean - Consolidated		**59.4%**	**$50,095**	**$54,204**	**18.7x**	**13.5x**	**10.0x**	**0.58x**
Median - Consolidated		**66.4%**	**3,276**	**2,299**	**9.5x**	**7.1x**	**6.9x**	**0.44x**

Source: S&P Capital IQ, company filings
Enterprise Value = Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest − Cash & Equivalents − Net Non-Operating Assets
(1) EBITDA including share-based compensation expense

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 Supplemental Analysis and Detail  Appendix A

Supplemental Analysis and Detail

Premiums Paid Analysis

	Offer Price Premium to			
	1-Day Price (1)	7-Day Price (2)	10-Day VWAP (3)	30-Day VWAP (4)
All Deals (n = 246)				
25th Percentile	15%	16%	17%	19%
Median	30%	31%	32%	35%
75th Percentile	52%	58%	55%	57%
Healthcare Deals (n = 21) (5)				
25th Percentile	19%	21%	24%	26%
Median	29%	31%	30%	30%
75th Percentile	44%	42%	43%	42%
Affiliate Deals (n = 17)				
25th Percentile	13%	11%	13%	14%
Median	41%	34%	36%	32%
75th Percentile	46%	49%	52%	56%

	Per Share Merger Consideration *as of:*	Closing Price Dec 17, 2024	Closing Price Dec 10, 2024	10-Day VWAP (6) Dec 17, 2024	30-Day VWAP (7) Dec 17, 2024
NeueHealth, Inc.	$7.33	$4.05	$5.24	$4.93	$4.97
Offer Price % Premium		*81%*	*40%*	*49%*	*47%*

Source: S&P Capital IQ
Note: Excludes transactions involving special purpose acquisition corporations
VWAP = Volume Weighted Average Price. Calculated as the sum product of Daily VWAP and Daily Volume of the number of days considered divided by the cumulative Daily Volume of the days considered using Daily VWAP and Daily Volume as reported by S&P Capital IQ
(1) Closing price of most recent trading day prior to the announcement date
(2) Closing price of most recent trading day seven calendar days prior to the announcement date
(3) Calculated based on 10 most recent trading days prior to the announcement date
(4) Calculated based on 30 most recent trading days prior to the announcement date
(5) Excludes Pharmaceuticals, Biotechnology, and Life Sciences
(6) Calculated based on 10 most recent trading days prior to and including reference date
(7) Calculated based on 30 most recent trading days prior to and including reference date

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Supplemental Analysis and Detail  Premiums Paid Analysis – Aggregate and Industry  Source: S&P Capital IQ  Note: Excludes transactions involving special purpose acquisition corporations  To identify the relevant transactions in the Premiums Paid Analysis, Lincoln screened S&P Capital IQ using the following criteria:  Total Transaction Value ($USDmm, Historical rate): Is between 500 and 2,500  Target Market Cap 1-Day Prior ($USDmm, Historical rate): is greater than 1  M&A Closed Date: [12/17/2019-12/17/2024]  Geographic Locations (Target/Issuer): United States of America  Percent Sought (%): is greater than 49  Offer per share ($USD, Historical rate): is greater than 0.01 – resulted in All Deals (n = 246)  Industry Classifications (Target/Issuer): Health Care (Primary)  Industry Classifications (Target/Issuer): NOT (Pharmaceuticals, Biotechnology and Life Sciences) – for Health Care Deals (n = 21)  20

 Supplemental Analysis and Detail  Premiums Paid Analysis – Affiliate Deals  Source: S&P Capital IQ  Note: Excludes transactions involving special purpose acquisition corporations  To identify the relevant transactions in the Premiums Paid Analysis, Lincoln screened S&P Capital IQ using the following criteria:  Total Transaction Value ($USDmm, Historical rate): Is between 500 and 2,500  Target Market Cap 1-Day Prior ($USDmm, Historical rate): is greater than 1  M&A Closed Date: [12/17/2019-12/17/2024]  Geographic Locations (Target/Issuer): United States of America  Merger / Acquisition Features: Majority Shareholder Purchasing Remaining Shares OR Minority Shareholder Purchasing Remaining Shares – resulted in Affiliate Deals (n = 17)  21

 NeueHealth, Inc. (NYSE:NEUE) - Historical Trading Summary  In USD  Supplemental Analysis and Detail  Historical NEUE Stock Trading Chart  (1)  Source: S&P Capital IQ  (1) ~ 5.77 million shares of daily trading volume on May 26, 2023  Note: The graph and table above reflects the pricing and volume of NeueHealth’s equity listing under the ticker symbol “NEUE” on the NYSE and is pro forma for the 1-for-80 reverse stock split effective May 22, 2023  $200  $400  $600  $800  $1,000  May-22  Sep-22  Jan-23  Share Price  Volume  Price  0.00  0.40  0.80  1.20  1.60  2.00  $0  Feb-23 Jun-23 Oct-23  $20  $40  $60  $80  $100  Feb-24  Jun-24  Oct-24  Volume (millions)  Volume  Price  $0  Sep-21 Jan-22  NeueHealth, Inc. - Common Stock Overview  Stock Price as of December 17, 2024  $4.05  One-Week Average  11,727  Two -Week Average  10,899  Stock Price as of December 17, 2023  6.19  % of Shares Outstanding  0.1%  % of Shares Outstanding  0.1%  Stock Price as of December 17, 2022  45.39  % of Float  0.3%  % of Float  0.3%  10-Day VWAP  $4.93  One-Month Average  8,494  Six-Month Average  11,359  30-Day VWAP  4.97  % of Shares Outstanding  0.1%  % of Shares Outstanding  0.1%  60-Day VWAP  5.12  % of Float  0.3%  % of Float  0.3%  90-Day VWAP  5.13  52-Week Average Closing Price  $6.32  Equity Analyst Coverage  52-Week High Closing Price  16.35  Firm  Date  Price Target   Ratings  52-Week Low Closing Price  104-Week Average Closing Price  4.05  $14.03  RBC Capital Markets  12/8/2024  $7.00  Sector  Perform  104-Week High Closing Price  83.20  104-Week Low Closing Price  4.05  NeueHealth, Inc. - Historical Daily Trading Volume  22

 Supplemental Analysis and Detail  Equity Capitalization Table  Equity Capitalization Table as of December 17, 2024  Strike Price /  Fully Diluted  ITM  Conversion  Shares O/S  Shares O/S  Price (1)  Common Stock 8,285,786  8,285,786  N/A  RSUs and PSUs (2) 3,045,367  2,940,367  N/A  Warrants 3,208,051  3,208,051  $0.01  Stock Options 426,835  37  $132.93  Fully Diluted Shares 14,966,039  14,434,241  Series A Preferred Stock 3,331,315  0  $260.34  Series B Preferred Stock 2,145,293  0  $90.72  Fully Diluted Shares Including Convertible Preferred Stock 20,442,648  14,434,241  Source: Management O/S = Outstanding ITM = In-the-money  Reflects weighted average strike price for all stock options outstanding  PSUs outstanding are considered out of the money given Management’s expectations that performance hurdles will not be met  23

 Supplemental Analysis and Detail  Debt and Preferred Stock Capitalization Table  Source: Management  Note: Balances as of September 30, 2024  Interest rate consists of 9.65% cash and 2.50% PIK  Maturity date assumed to be 91 days after the Hercules Term Loan maturity date  Pro forma for the Centrum Transaction  Pro forma for $30 million payment related to the Centrum Transaction   Pri  Maturity Date  cing and Ter  Interest Rate  m   Security Feature  Current Balance  Hercules Term Loan (1)  May. '28  12.15%  $30  NEA Debt (2)  Aug. '28  15.00%  99  RRD Healthcare, LLC Note (3)  Oct. '28  6.00%  64  Centurm P-Unit Liability (3)  Oct. '28  6.00%  8  Total Debt  $201  Series A Preferred Stock  Perpetual  5.00%  Convertible  859  Series B Preferred Stock  Perpetual  5.00%  Convertible  193  Total Debt and Preferred Stock  $1,254  Cash and Cash Equivalents (4)  (80)  Short-Term Investments  (9)  Net Debt and Preferred Stock  $1,166  Debt and Preferred Stock Capitalization Table  ($ in millions)  24

 Supplemental Analysis and Detail  Illustrative Implied Transaction Enterprise Value  Source: Merger Agreement, Management and Company filings  25  $ in millions, except Per Share Merger Consideration  Implied Transaction Enterprise Value  Comments / Sources  Per Share Merger Consideration  $7.33  Merger Agreement  (×) Fully Diluted Common Shares Outstanding  14,434,241  Company Management  Implied Common Equity Value  $106  Series A Preferred Stock Liquidation Preference  859  As of September 30, 2024  Series B Preferred Stock Liquidation Preference  193  As of September 30, 2024  Implied Aggregate Equity Value  $1,158  Cash and Debt  Cash and Cash Equivalents  (80)  As of September 30, 2024, pro forma for Centrum Transaction  Short-Term Investments  (9)  As of September 30, 2024  NEA Term Loan  99  As of September 30, 2024  Hercules Term Loan  30  As of September 30, 2024  RRD Healthcare, LLC Note  64  Pro forma for Centrum Transaction  P-Unit Liability  8  Pro forma for Centrum Transaction  Transaction Value  $1,270  Non-operating Assets and Liabilities  Expected Remaining Net Proceeds from Molina  (110)  $100 million projected to be received in November 2024. $10 million projected to be received in June 2025  CMS Settlement Payment  215  Present value of projected March 2025 and September 2026 settlement payment to CMS net of statutory capital and surplus  DCE Deficit Adjustment  47  Primarily reflects obligations resulting from Babylon Health's bankruptcy  Other Items  14  Includes various other non-operating assets, non-operating liabilities and one-time items  Estimated Value of PMA Noncontrolling Interest  109  Present value of projected after-tax income attributable to PMA noncontrolling interest  Implied Transaction Enterprise Value  $1,545